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                          [COOLEY GODWARD LETTERHEAD]

                                                                     EXHIBIT 5.1

April 29, 1998

First Virtual Corporation
3393 Octavius Drive, Suite 102
Santa Clara, CA 95054

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by First Virtual Corporation (the "Company"), of a Registration Statement on Form S-1, as amended (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), covering the underwritten public offering of up to an aggregate of 3,312,000 shares of the Company's common stock (the "Common Stock") (including 432,000 shares of Common Stock for which the underwriters will be granted an over-allotment option), 3,132,000 of which are being sold by the Company (the "Company Shares") and 180,000 of which are being sold by certain stockholders of the Company (the "Selling Stockholder Shares").

In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related prospectus included therein (the "Prospectus"), the Company's Certificate of Incorporation and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, (ii) assumed that the Amended and Restated Certificate of Incorporation, as set forth in
Exhibit 3.3 of the Registration Statement, shall have been duly approved and filed with the office of the Delaware Secretary of State, and (iii) assumed that the shares of the Common Stock will be sold by the underwriters at a price established by the Pricing Committee of the Board of Directors of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Company Shares and the Selling Stockholder Shares, when sold, issued and paid for in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By: /s/ Lee F. Benton
   -------------------------
    Lee F. Benton